                                                                                                         Exhibit 12
                                                      McDONALD'S CORPORATION
                                                STATEMENT RE COMPUTATION OF RATIOS
                                                      (Dollars in Millions)

                                                                                   Year Ended December 31,
                                                                    1994        1993         1992        1991         1990
                                                                    ----        ----         ----        ----         ----
          EARNINGS AVAILABLE FOR FIXED CHARGES
          - Income before provision for income taxes                $1,886.6    $1,675.7     $1,448.1    $1,299.4     $1,246.3

          - Minority interest in operating results of
            majority-owned subsidiaries, less equity in
            undistributed operating results of
            less-than-50% owned affiliates                               6.6         6.9          5.3         5.1          0.6

          - Provision for income taxes of 50% owned
            affiliates included in consolidated income
            before provision for income taxes                           34.9        34.2         29.4        34.1         28.8

          - Portion of rent charges (after reduction
            for rental income from subleased
            properties) considered to be representative
            of interest factors*                                        83.4        71.6         70.1        67.9         59.0

          - Interest expense, amortization of debt
            discount and issuance costs, and
            depreciation of capitalized interest*                      346.0       358.0        413.8       433.9        411.9
                                                                --------------------------------------------------------------
                                                                    $2,357.5    $2,146.4     $1,966.7    $1,840.4     $1,746.6
                                                                ==============================================================
          FIXED CHARGES
          - Portion of rent charges (after reduction
            for rental income from subleased
            properties) considered to be representative
            of interest factors*                                       $83.4       $71.6        $70.1       $67.9        $59.0

          - Interest expense and amortization of debt
            discount and issuance costs*                               343.9       349.3        405.4       425.7        403.4

          - Capitalized interest*                                       21.0        20.7         20.5        28.5         38.9
                                                                --------------------------------------------------------------
                                                                      $448.3      $441.6       $496.0      $522.1       $501.3
                                                                ==============================================================

          RATIO OF EARNINGS TO FIXED CHARGES                            5.26        4.86         3.96        3.53         3.48
                                                                ==============================================================

          *Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50% owned affiliates.
     /TABLE
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